Exhibit 99.1

AAR reports record fourth quarter and fiscal year 2024 results

•	Record fourth quarter sales of $657 million, up 19% over the prior year

•	Fourth quarter GAAP diluted earnings per share from continuing operations of $0.26, compared to $0.66 in Q4 FY2023

•	Record fourth quarter adjusted diluted earnings per share from continuing operations of $0.88, up 6% from $0.83 in Q4 FY2023

•	Fourth quarter cash flow provided by operating activities from continuing operations of $25 million

•	Record full year sales of $2.3 billion, up 17% over the prior year

•	Full year GAAP diluted earnings per share from continuing operations of $1.29, compared to $2.52 in FY2023; record adjusted earnings of $3.33 in FY2024, up 16% from $2.86 in FY2023

Wood Dale, Illinois, July 18, 2024 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported fourth quarter fiscal year 2024 consolidated sales of $656.5 million and income from continuing operations of $9.1 million, or $0.26 per diluted share. For the fourth quarter of the prior year, the Company reported sales of $553.3 million and income from continuing operations of $23.2 million, or $0.66 per diluted share. Our adjusted diluted earnings per share from continuing operations in the fourth quarter of fiscal year 2024 were $0.88, compared to $0.83 in the fourth quarter of the prior year.

Consolidated fourth quarter sales increased 19% over the prior year quarter. Our consolidated sales to commercial customers increased 20% over the prior year quarter, primarily due to the acquisition of the Product Support business and strong demand for our new parts distribution activities. Our sales to government customers increased 15% primarily due to increased order volume for our new parts distribution activities and improved performance across our government program activities. Sales to commercial customers were 70% of consolidated sales, compared to 69% in the prior year quarter.

“We delivered another record quarter driven by both record performance in our new parts distribution activities and the Triumph Product Support acquisition, which exceeded our expectations during the period. We also continued to drive growth in our heavy maintenance hangars out of our existing footprint. In addition to this record performance in our commercial business, we saw double-digit growth in our government business,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

Gross profit margin decreased from 19.5% in the prior year quarter to 19.4% in the current quarter, primarily due to a commercial programs PBH agreement that was terminated during the quarter. This was partially offset by the favorable margin contribution from the recently acquired Product Support business.

Selling, general, and administrative expenses were $94.8 million in the current quarter, which included $17.5 million related to acquisition and amortization expenses and $4.8 million related to investigation costs.

Operating margins were 5.0% in the current quarter, compared to 6.6% in the prior year quarter. Adjusted operating margin increased from 7.8% in the prior year quarter to 9.3% in the current year quarter. Sequentially, our adjusted operating margin increased from 8.3% to 9.3%. The improved adjusted margins are primarily driven by the favorable contribution from the recently acquired Product Support business.

During and subsequent to the quarter, we announced multiple new contract awards, including:

•	New multi-year distribution agreement with Triumph to supply its actuation product line to commercial airlines and MROs

•	Multi-year contract extension and expansion with Sumitomo Precision Products to distribute its V2500 starter and valve components

•	Expansion of our agreement with OTTO Engineering to distribute electromechanical switches, grips, and joysticks to the commercial and defense markets

Net interest expense for the quarter was $18.7 million, compared to $4.7 million last year. Average diluted share count increased from 34.8 million shares in the prior year quarter to 35.4 million shares in the current year quarter. We did not repurchase any shares during the quarter as a result of deploying capital towards the acquisition of the Product Support business and other attractive investment opportunities. We have $52.5 million remaining on our $150 million share repurchase program. From a capital deployment perspective, we are prioritizing debt repayment but will evaluate share repurchases along with other attractive investment opportunities to deploy our capital.

Cash flow provided by operating activities from continuing operations was $24.5 million during the current quarter. As of May 31, 2024, our net debt was $911.2 million and our net leverage, pro forma for the last twelve months adjusted EBITDA of the Product Support business, was 3.30x.

Holmes continued, “This was our 13th consecutive quarter of adjusted operating margin improvement, which was supported by both organic growth and our acquisition of the Product Support business. Margin expansion remains a top priority for our team and we expect continued incremental margin improvement. Additionally, we reduced our net leverage by approximately 0.3x in just one quarter since the closing of the Product Support acquisition.”

Fiscal year 2024 results

Full fiscal year 2024 consolidated sales were $2.3 billion, an increase of 17% from fiscal year 2023 with growth resulting from our Parts Supply offerings and increased volumes in our commercial programs activities.

Operating margins were 5.6% for the full year, compared to 6.7% in fiscal year 2023. Adjusted operating margin increased from 7.5% in fiscal year 2023 to 8.3% in fiscal year 2024, which reflects only one quarter of ownership of the higher margin Product Support business.

Full fiscal year 2024 income from continuing operations was $46.3 million, or $1.29 per diluted share. In fiscal year 2023, income from continuing operations was $89.8 million, or $2.52 per share. Our adjusted diluted earnings per share from continuing operations was $3.33 in the current year, compared to $2.86 last year, reflecting the impact of our improved operating efficiency on higher sales volumes.

Sales to commercial customers were 71% of consolidated sales, compared to 67% in the prior year. Cash flow provided by operating activities from continuing operations was $43.8 million in fiscal year 2024. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $42.9 million in fiscal year 2024.

Holmes concluded, “We made tremendous progress in fiscal 2024 executing on the strategic vision and targets that we outlined at our Investor Day last year. We continued to extend our leadership position in Parts Supply, broke ground on airframe maintenance expansions that will add 15% more capacity to our hangar network, integrated Trax, acquired Product Support, and increased our margins. We believe demand will remain robust as the life and high utilization of current generation aircraft continue to extend, which we expect will lead to another year of sales and earnings growth as we leverage our stronger market position.”

Conference call information

On Thursday, July 18, 2024, at 4:00 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/8qeyvfs4. Participants may join via phone by registering at https://register.vevent.com/register/BI385873ce93e94b7289ac86adcc0a0acb. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call. The slides are also available on AAR’s website at https://www.aarcorp.com/globalassets/8.-investor-relations/presentations/aar-f4q24-investor-deck.pdf.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial aviation market, the life and utilization of current generation aircraft, anticipated activities and benefits under extended, expanded and new services, supply and distribution agreements, opportunities for capital deployment and margin improvement, earnings performance, contributions from our recent acquisitions, the expansion of capacity in our hangars, and expectations for our USM and parts supply businesses.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) a reduction in outsourcing of maintenance activity by airlines; (vii) a shortage of skilled personnel or work stoppages; (viii) competition from other companies; (ix) financial, operational and legal risks arising as a result of operating internationally; (x) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xi) failure to realize the anticipated benefits of acquisitions; (xii) circumstances associated with divestitures; (xiii) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xiv) cyber or other security threats or disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) restrictions on use of intellectual property and tooling important to our business; (xvii) inability to fully execute our stock repurchase program and return capital to stockholders; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xx) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income	Three months ended May 31,		Year ended May 31,
(In millions except per share data - unaudited)	2024	2023	2024	2023
Sales	$656.5	$553.3	$2,318.9	$1,990.5
Cost of sales	529.2	445.2	1,876.6	1,620.4
Gross profit	127.3	108.1	442.3	370.1
Provision for credit losses	0.2	0.8	0.7	2.6
Selling, general and administrative	94.8	70.8	312.2	230.4
Earnings (Loss) from joint ventures	0.3	(0.2)	(0.2)	(3.2)
Operating income	32.6	36.3	129.2	133.9
Pension settlement charge	––	––	(26.7)	––
Losses related to sale and exit of business	(0.2)	(0.2)	(2.8)	(0.7)
Interest expense, net	(18.7)	(4.7)	(41.0)	(11.2)
Other expense, net	(0.1)	(1.2)	(0.4)	(0.8)
Income from continuing operations before income tax expense	13.6	30.2	58.3	121.2
Income tax expense	4.5	7.0	12.0	31.4
Income from continuing operations	9.1	23.2	46.3	89.8
Income from discontinued operations	––	––	––	0.4
Net income	$9.1	$23.2	$46.3	$90.2

Earnings per share – Basic:
Earnings from continuing operations	$0.26	$0.67	$1.30	$2.55
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Basic	$0.26	$0.67	$1.30	$2.56

Earnings per share – Diluted:
Earnings from continuing operations	$0.26	$0.66	$1.29	$2.52
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Diluted	$0.26	$0.66	$1.29	$2.53

Share data:
Weighted average shares outstanding – Basic	35.1	34.4	35.1	34.7
Weighted average shares outstanding – Diluted	35.4	34.8	35.4	35.1

AAR CORP. and subsidiaries

Condensed consolidated balance sheets	May 31, 2024	May 31, 2023
(In millions)	(unaudited)
ASSETS
Cash and cash equivalents	$85.8	$68.4
Restricted cash	10.3	13.4
Accounts receivable, net	287.2	241.3
Contract assets	123.2	86.9
Inventories, net	733.1	574.1
Rotable assets and equipment on or available for lease	81.5	50.6
Assets of discontinued operations	9.9	13.5
Other current assets	58.6	49.7
Total current assets	1,389.6	1,097.9
Property, plant, and equipment, net	171.7	126.1
Goodwill and intangible assets, net	790.2	239.5
Rotable assets supporting long-term programs	166.3	178.1
Operating lease right-of-use assets, net	96.6	63.7
Other non-current assets	155.6	127.8
Total assets	$2,770.0	$1,833.1

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$457.3	$338.1
Liabilities of discontinued operations	9.6	13.4
Total current liabilities	466.9	351.5
Long-term debt	985.4	269.7
Operating lease liabilities	80.3	48.2
Other liabilities and deferred revenue	47.6	64.6
Total liabilities	1,580.2	734.0
Equity	1,189.8	1,099.1
Total liabilities and equity	$2,770.0	$1,833.1

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows	Three months ended May 31,		Year ended May 31,
(In millions – unaudited)	2024	2023	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$9.1	$23.2	$46.3	$90.2
Income from discontinued operations	––	––	––	(0.4)
Income from continuing operations	9.1	23.2	46.3	89.8
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities
Depreciation and amortization	15.3	7.7	41.2	27.9
Stock-based compensation expense	3.8	3.1	15.3	13.5
Pension settlement charge	––	––	26.7	––
Changes in certain assets and liabilities:
Accounts receivable	12.0	8.3	(5.3)	(18.1)
Contract assets	(17.6)	4.8	(17.1)	(13.7)
Inventories	6.9	(3.4)	(90.4)	(23.6)
Rotable assets and equipment on or available for short-term lease	12.6	1.1	(11.2)	3.0
Prepaid expenses and other current assets	(9.2)	0.2	(20.5)	(8.6)
Rotable assets supporting long-term programs	9.4	(6.1)	2.5	(19.3)
Accounts payable and accrued liabilities	(17.2)	6.7	76.3	(6.4)
Deferred revenue on long-term programs	10.0	(6.2)	(3.6)	(4.0)
Other	(10.6)	5.9	(16.4)	(16.7)
Net cash provided by operating activities – continuing operations	24.5	45.3	43.8	23.8
Net cash used in operating activities – discontinued operations	––	(0.1)	(0.2)	(0.5)
Net cash provided by operating activities	24.5	45.2	43.6	23.3

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(7.5)	(7.0)	(29.7)	(29.5)
Acquisitions, net of cash acquired	(722.9)	(103.3)	(722.9)	(103.3)
Other	(1.3)	(0.4)	(5.9)	(5.2)
Net cash used in investing activities	(731.7)	(110.7)	(758.5)	(138.0)

Cash flows provided by financing activities:
Short-term borrowings on Revolving Credit Facility, net	170.0	84.0	175.0	172.0
Proceeds from long-term borrowings	550.0	––	550.0	––
Financing costs	(9.5)	––	(10.3)	(1.9)
Purchase of treasury stock	––	––	(5.1)	(50.1)
Stock compensation activity	9.2	9.2	19.6	17.7
Net cash provided by financing activities	719.7	93.2	729.2	137.7
Effect of exchange rate changes on cash	––	––	––	(0.1)
Increase in cash and cash equivalents	12.5	27.7	14.3	22.9
Cash, cash equivalents, and restricted cash at beginning of period	83.6	54.1	81.8	58.9
Cash, cash equivalents, and restricted cash at end of period	$96.1	$81.8	$96.1	$81.8

AAR CORP. and subsidiaries

Third-party sales by segment	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2024	2023	2024	2023
Parts Supply	$260.3	$238.6	$967.0	$818.4
Repair & Engineering	216.4	143.0	640.1	533.4
Integrated Solutions	163.5	148.3	641.9	546.9
Expeditionary Services	16.3	23.4	69.9	91.8
	$656.5	$553.3	$2,318.9	$1,990.5

Operating income by segment	Three months ended May 31,		Year ended May 31,
(In millions- unaudited)	2024	2023	2024	2023
Parts Supply	$35.2	$29.0	$109.8	$93.7
Repair & Engineering	20.6	9.5	52.5	35.3
Integrated Solutions	1.2	8.1	23.9	30.5
Expeditionary Services	0.4	1.5	3.5	7.7
	57.4	48.1	189.7	167.2
Corporate and other	(24.8)	(11.8)	(60.5)	(33.3)
	$32.6	$36.3	$129.2	$133.9

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating margin, adjusted cash provided by (used in) operating activities, adjusted EBITDA, net debt, net debt to adjusted EBITDA (net leverage), and net debt to pro forma adjusted EBITDA (net pro forma leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.

•	Expenses associated with recent acquisition activity including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, integration costs and compensation expense related to contingent consideration and retention agreements.

•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.

•	Legal judgments related to or impacted by the Russian/Ukraine conflict.

•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including forward loss provisions on long-term contracts.

•	Losses related to the sale and exit from our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

•	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.

Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, COVID-related subsidies and costs, investigation and remediation compliance costs, equity investment gains and losses, pension settlement charges, legal judgments, acquisition, integration and amortization expenses from recent acquisition activity, and significant customer events such as early terminations, contract restructurings, forward loss provisions, and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2024	2023	2024	2023
Income from continuing operations	$9.1	$23.2	$46.3	$89.8
Acquisition, integration and amortization expenses	18.6	5.1	42.8	7.0
Investigation and remediation compliance costs	4.8	1.6	10.5	4.7
Contract termination/restructuring costs and loss provisions, net	4.8	––	4.8	2.0
Losses related to sale and exit of business	0.2	0.2	2.8	0.7
Severance charges	0.5	––	0.5	0.1
Russian bankruptcy court judgment	––	––	11.2	1.8
Pension settlement charge	––	––	26.7	––
Customer bankruptcy and credit recoveries	––	––	––	1.5
Loss on equity investments, net	––	1.0	––	0.1
Government COVID-related subsidies	––	––	––	(1.6)
Costs (Reversals) related to strategic projects	––	––	––	(0.2)
Tax effect on adjustments (a)	(6.7)	(2.0)	(27.2)	(4.1)
Adjusted income from continuing operations	$31.3	$29.1	$118.4	$101.8

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share from continuing operations	Three months ended May 31,		Year ended May 31,
(unaudited)	2024	2023	2024	2023
Diluted earnings per share from continuing operations	$0.26	$0.66	$1.29	$2.52
Acquisition, integration and amortization expenses	0.52	0.15	1.21	0.21
Investigation and remediation compliance costs	0.14	0.04	0.29	0.13
Contract termination/restructuring costs and loss provisions, net	0.14	––	0.14	0.06
Losses related to sale and exit of business	0.01	0.01	0.07	0.02
Severance charges	0.01	––	0.01	––
Russian bankruptcy court judgment	––	––	0.32	0.05
Pension settlement charge	––	––	0.76	––
Customer bankruptcy and credit recoveries	––	––	––	0.04
Loss on equity investments, net	––	0.03	––	0.01
Government COVID-related subsidies	––	––	––	(0.05)
Tax effect on adjustments (a)	(0.20)	(0.06)	(0.76)	(0.13)
Adjusted diluted earnings per share from continuing operations	$0.88	$0.83	$3.33	$2.86

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

	Three months ended			Year ended
Adjusted operating margin (In millions - unaudited)	May 31, 2024	February 29, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Sales	$656.5	$567.3	$553.3	$2,318.9	$1,990.5
Contract termination/restructuring costs	2.3	––	––	2.3	0.1
Adjusted sales	$658.8	$567.3	$553.3	$2,321.2	$1,990.6

Operating income	$32.6	$33.0	$36.3	$129.2	$133.9
Acquisition, integration and amortization expenses	18.6	12.2	5.1	36.7	7.0
Investigation and remediation costs	4.8	2.0	1.6	10.5	4.7
Contract termination/restructuring costs and loss provisions, net	4.8	––	––	4.8	2.0
Severance charges	0.5	––	––	0.5	0.1
Russian bankruptcy court judgment	––	––	––	11.2	1.8
Customer bankruptcy and credit charges	––	––	––	––	1.5
Government COVID-related subsidies	––	––	––	––	(1.6)
Costs related to strategic projects	––	––	––	––	(0.2)
Adjusted operating income	$61.3	$47.2	$43.0	$192.9	$149.2

Adjusted operating margin	9.3%	8.3%	7.8%	8.3%	7.5%

Adjusted cash provided by operating activities from continuing operations	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2024	2023	2024	2023
Cash provided by operating activities from continuing operations	$24.5	$45.3	$43.8	$23.8
Amounts outstanding on accounts receivable financing program:
Beginning of period	13.7	16.3	12.8	15.0
End of period	(13.7)	(12.8)	(13.7)	(12.8)
Adjusted cash provided by operating activities from continuing operations	$24.5	$48.8	$42.9	$26.0

Adjusted EBITDA	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2024	2023	2024	2023
Net income	$9.1	$23.2	$46.3	$90.2
Income from discontinued operations	––	––	––	(0.4)
Income tax expense	4.5	7.0	12.0	31.4
Other expense, net	0.1	1.2	0.4	0.8
Interest expense, net	18.7	4.7	41.0	11.2
Depreciation and amortization	15.3	7.7	41.2	27.9
Acquisition and integration expenses	14.6	4.3	29.7	6.2
Investigation and remediation compliance costs	4.8	1.6	10.5	4.7
Losses related to sale and exit of business	0.2	0.2	2.8	0.7
Contract termination/restructuring costs and loss provisions, net	4.8	––	4.8	2.0
Severance charges	0.5	––	0.5	0.1
Pension settlement charge	––	––	26.7	––
Russian bankruptcy court judgment	––	––	11.2	1.8
Government COVID-related subsidies, net	––	––	––	(1.6)
Customer bankruptcy and credit charges	––	––	––	1.5
Costs related to strategic projects	––	––	––	(0.2)
Stock-based compensation	3.8	3.1	15.3	13.5
Adjusted EBITDA	$76.4	$53.0	$242.4	$189.8

Net debt (In millions - unaudited)	May 31, 2024	May 31, 2023
Total debt	$997.0	$272.0
Less: Cash and cash equivalents	(85.8)	(68.4)
Net debt	$911.2	$203.6

Net debt to adjusted EBITDA (In millions - unaudited)	May 31, 2024	May 31, 2023
Adjusted EBITDA for the year ended	$242.4	$189.8
Net debt at year end	911.2	203.6
Net debt to Adjusted EBITDA	3.76	1.07

Net debt to pro forma adjusted EBITDA (In millions - unaudited)
AAR CORP. adjusted EBITDA for the year ended May 31, 2024	$242.4
Plus: Product Support adjusted EBITDA for the nine months ended February 29, 2024	33.5
Pro forma adjusted EBITDA for the year ended May 31, 2024	$275.9
AAR CORP. net debt at May 31, 2024	$911.2
Net debt to pro forma adjusted EBITDA	3.30